LILIAN NIEMAN

624-C AVENIDA SEVILLA

LAGUNA WOODS, CA 92637

March 16, 2007

Mr. David Dadon

23760 Oakfield Road

Hidden Hills, CA 91302

BY FAX MACHINE TO 818-884-3443

Dear David:

On this day of March 16, 2007 I hereby resign as Director in Global Entertainment.

I wish you every success.

/s/ Lilian Nieman

Lilian Nieman